September 22, 2008

Edward J. Swotek, Senior Vice President

Immediately

Baird Named to TierOne Corporation Board of Directors

LINCOLN, NE – September 22, 2008 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), has appointed Samuel P. Baird to the Company’s Board of Directors for a term expiring at the 2010 annual meeting of shareholders. Baird was also appointed as a director of the Bank. Baird, who was Director of the Nebraska Department of Banking and Finance from 1999 to 2004, will fill the vacancy created by the retirement of current Board member Ann Lindley Spence. Spence has served as a director of the Company since its inception in 2002 and as a director of the Bank since 1989.

“Ann Spence has been an insightful contributor to our banking company and I am very grateful for her many years of dedicated service and guidance,” said Gilbert G. Lundstrom, chairman of the board and chief executive officer.

A University of Nebraska business and law school graduate, Baird has over 35 years of experience in banking, real estate, insurance and law. Prior to being named by then governor Mike Johanns to head the Nebraska Department of Banking in 1999, Baird was president and chief executive officer of F.S.B, Inc.; a multi-bank holding company which owned banks in Superior, Nebraska and Mankato, Kansas. Baird is also a past director of the Federal Reserve Bank of Kansas City.

“Sam’s lifelong career as one of Nebraska’s most highly respected bankers, his extensive network of professional colleagues and his personal tenacity will bring valuable expertise and energy to TierOne,” Lundstrom said.

Baird currently serves as a trustee for the University of Nebraska Foundation and is a member of the Board of Directors of the BryanLGH Hospital Foundation in Lincoln; Central National Bank of Junction City, Kansas; Doniphan Bankshares of Doniphan, Nebraska; and Beloit Hospitality, LLC, a Kansas motel investment firm. He is also a past president of the Nebraska Bankers Association and previously served on the Executive Committee of the Government Relations Council for the American Bankers Association.

Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $3.2 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

#  #  #